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                       September 12, 2023

       Xavier Zee
       Chief Financial Officer
       AMTD Digital Inc.
       27-29 rue de Bassano
       75008 Paris

                                                        Re: AMTD Digital Inc.
                                                            Form 20-F for the
Fiscal Year Ended April 30, 2023
                                                            File No. 001-40463

       Dear Xavier Zee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Disclosure Review Program
       cc:                                              Shu Du